EXHIBIT 99.4

EXPLANATORY NOTE

Provided herein are the Registrant’s audited financial statements for the fiscal years ended May 31, 2009 and 2008 and accompanying  Management’s Discussion and Analysis, as excerpted from the Registrant’s Annual Report on Form 10-K filed on August 31, 2009.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this report. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this report.

Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Executive Overview
Lid Hair Studios International, Inc. (“we”, “us”, “our” or the “Company”) was incorporated in the State of Nevada on April 20, 2005 under the name Belford Enterprises, Inc. and changed its name to Lid Hair Studios International Inc. on August 15, 2005.  Our operating subsidiary Belford Enterprises B.C. Ltd., doing business as Lid Hair Studio was established June 7, 2005, in the City of Vancouver, British Columbia Canada. There are no bankruptcies, receivership, or similar proceedings against the parent or operating subsidiary.

On June 18, 2005, the company purchased hair salon equipment and the rights to an office lease from Farideh Jafari in the amount of approximately $39,150 US ($45,000CDN).

On July 4, 2005 we entered into a lease agreement by way of Assignment of Lease by Tenant with Landlord’s Consent. The lease commenced July 1, 2005 and terminates June 30, 2015.

RESULTS OF OPERATIONS

Net revenues decreased year over year to $42,153 from $73,326 respectively for the year ended May 31, 2009 versus May 31, 2008. This decrease is the result of a change to principally chair rental revenues and reduced discretionary customer spending due to the global recession.

We realized a net loss of $56,094 for the fiscal year ended May 31, 2009, compared to a net loss of $76,985 for the fiscal year ended May 31, 2008. The decrease in our net loss was due to management’s efforts to conserve cash and reduce non-essential expenditures.

Sales refer to our gross profit – Sales less Cost of Sales.  Our gross profit decreased from $73,326 for the year ended May 31, 2008 to $42,153 for the year ended May 31, 2009.

Our operating expenses are classified into several categories, including:

▪	Professional Fees
▪	Amortization and depreciation
▪	Other Administrative Expenses

Professional Fees consist primarily of our contracted accounting, legal and audit fees. These amounted to $41,138 for the year ended May 31, 2009 and $41,849 for the year ended May 31, 2008. Professional fees are attributable primarily to accounting, legal and audit fees for preparation and review of our filings with the Securities & Exchange Commission (SEC) in 2009.

Amortization and depreciation expense charged to operations was $5,741 and $7,462 in 2009 and 2008, respectively.

Other Administrative Expenses refers to our wages, director’s fees, office supplies, telephone expenses, bank charges, fees to process and file documents with the SEC, stock transfer fees and corporate filing fees with the State of Nevada and other administrative expenses. These amounted to $51,368 for the year ended May 31, 2009, and $101,000 for the year ended May 31, 2008 respectively. The decrease in 2009 versus 2008 is attributable primarily to a decrease in wages expenses and directors’ fees.

The overall decrease in expenses for 2009 is due to LID’s efforts to reduce costs and conserve cash.

We achieved comprehensive income of $3,938 in 2009 (2008: $3,359) as a result of the translation of LID’s revenues and expenses from $CDN to $US.

OPERATIONS OUTLOOK

 We are incorporating the following strategy to our future objectives:

●	Expand our salon operations through:
■   the addition and development of additional Lid Hair Studios with additional locations in our existing market by 2010;
■   the possible acquisition or development of salons operating under other names;

●	Improve our profitability by continuing to enhance the salon services for our clients and improving operating efficiency of our salon brand;

●	Focus on improving efficiency and utilizing creative and aggressive marketing initiatives

During the next twelve months, we intend to continue to make efforts to increase the number of clients and increase the number of salons. Net income may not be recognized until 2010 depending on the tenant improvements and commencement of leases and close dates for sales.

Over the next twelve months we expect to fill the remaining chairs in the operating salon.

We are currently actively seeking new acquisitions and looking for a suitable location to start a new salon.

We cannot predict with certainty what revenues we can expect during the next twelve months, although we believe that we probably will have enough revenue, when added to our cash on hand, to pay our operating expenses, including our debt service, for the next twelve months. In addition, there can be no assurance that any of our current or future projects will be a commercial success. However, significant capital resources will be required to fund our development expenditures. Since our performance continues to be dependent on future cash flows from real estate sales and rental income, there can be no assurance that we will generate sufficient cash flow or otherwise obtain sufficient funds from other sources to meet the expected development plans for our properties. We anticipate that we will seek to raise additional capital to expand our operations, although we cannot guarantee that we will be able to raise that capital on terms acceptable to us or at all.

Liquidity and Capital Resources
On May 31, 2009, we had a working capital deficiency of $68,246 and stockholders’ deficiency of $38,112.  Also, at May 31, 2009, we had cash of $5,580, total assets of $36,472 and total liabilities of $74,584.  On May 31, 2008, we had a working capital deficiency $17,671 and stockholders’ equity of $21,920.  Also, at May 31, 2008, we had cash of $6,917, total assets of $47,848 and total liabilities of $25,928.

A substantial portion of our total liabilities consists of amounts due to a shareholder.  At May 31, 2009, we had amounts due to a shareholder of $51,261, and accounts payable and accrued liabilities of $23,323.  At May 31, 2008, we had amounts due to a shareholder of $11,009 and accounts payable and accrued liabilities of $14,919.

For the year ended May 31, 2009, cash used by operating activities was $41,416. Cash used by operating activities for the year ended May 31, 2008 was $81,840.

No cash was used or provided by investing activities in the 2009 or 2008 fiscal years.

Net cash provided by financing activities for the year ended May 31, 2009 was $40,252. Cash provided by financing activities for the year ended May 31, 2008 was $10,067. The change in cash provided by financing activities is due to a director’s loan was in the 2009 fiscal year.

Other Information - Certain Relationships and Related Transactions
To date, several related party transactions have taken place, in addition to the transactions described above with the sole director/officer, Eric Anderson.  We believe that  any transactions between us and our officers, directors, principal stockholders, affiliates or advisors have been or will be on terms no less favorable to us than those reasonably obtainable from third parties.  As of May 31, 2009, there are no advances to officers and employees. There is a shareholder loan of $51,261.  Loan from the shareholder represents a temporary short-term loan from Eric Anderson. This loan is unsecured, non-interest bearing and have no fixed terms of repayment, therefore, deemed payable on demand.

Recent Accounting Pronouncements
There were various accounting standards and interpretations issued during 2009 and 2008, none of which are expected to have a material impact on the Company’s consolidated financial position, operations or cash flows.

Off-Balance Sheet Arrangements
We are not currently a party to, or otherwise involved with, any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Item 8.  Financial Statements AND SUPPLEMENTARY DATA

INDEX TO FINANCIAL STATEMENTS

LID HAIR STUDIOS INTERNATIONAL, INC.

CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2009

US FUNDS

Report of Independent Registered Public Accounting Firm

Board of Directors
Lid Hair Studios International, Inc.

We have audited the accompanying balance sheets of Lid Hair Studios International, Inc., as of May 31, 2009 and 2008, and the related statements of operations, stockholders' equity (deficit), and cash flows for the two years ended May 31, 2009 and 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lid Hair Studios International, Inc. as of May 31, 2009 and 2008, and the results of its operations and cash flows for the two years ended May 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As described in Note 2, the Company has a working capital deficit and stockholders’ deficit, and has recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern.  Management's plans in regard to this matter are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SCHUMACHER & ASSOCIATES, INC.

Denver, Colorado
August 20, 2009

LID HAIR STUDIOS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS       Statement 1
Expressed in US dollars

ASSETS	May 31 2009	May 31 2008
Current
Cash	$5,580	$6,917
Inventory	758	1,340
Total Current Assets	6,338	8,257
Property and equipment, net of depreciation (Note 7)	19,086	25,924
Lease rights, net of amortization (Note 8)	9,487	12,155
Prepaid expenses and deposits	1,561	1,512
Total Assets	$36,472	$47,848

LIABILITIES
Current
Accounts payable	$9,873	$3,919
Accrued liabilities	13,450	11,000
Due to shareholder (Note 5a)	51,261	11,009
Total Current Liabilities	74,584	25,928

Commitments and contingencies (Notes 2, 5, 6 ,8 and 9)

STOCKHOLDERS’ EQUITY (DEFICIT)
Capital Stock (Note 4)
Authorized: 75,000,000 common shares at $0.001 par value
Issued, allotted and outstanding: 9,300,000 common shares	9,300	9,300
Additional paid-in capital	227,200	227,200
Accumulated comprehensive income	1,233	5,171
Accumulated Deficit	(275,845)	(219,751)
Total Stockholders’ Equity (Deficit)	(38,112)	21,920
Total Liabilities and Stockholders’ (Deficit)	$36,472	$47,848

The accompanying notes are an integral part of these consolidated financial statements

LID HAIR STUDIOS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTOF
STOCKHOLDERS’ EQUITY (DEFICIT)       Statement 2
Expressed in US dollars

	Common Stock		Additional Paid-in		Accumulated Comprehensive	Total Stockholders’ Equity
	Shares	Amount	Capital	Deficit	Income (Loss)	(Deficiency)

Balance – May 31, 2007	9,300,000	$9,300	$227,200	$(142,766)	$1,812	$95,546

Loss for the year ended May 31, 2008	-	-	-	(76,985)	-	(76,985)

Foreign currency translation adjustment	-	-	-	-	3,359	3,359

Balance - May 31, 2008	9,300,000	9,300	227,200	(219,751)	5,171	21,920

Loss for the year ended May 31, 2009	-	-	-	(56,094)	-	(56,094)

Foreign currency translation Adjustment	-	-	-	-	(3,938)	(3,938)

Balance - May 31, 2009	9,300,000	$9,300	$227,200	$(275,845)	$1,233	$(38,112)

The accompanying notes are an integral part of these consolidated financial statements

LID HAIR STUDIOS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS       Statement 3
Expressed in US dollars

	May 31, 2009	May 31, 2008
REVENUE
Hair salon services	$41,112	$70,882

Retail sales	2,633	6,109
Cost of goods sold	(1,592)	(3,665)
Gross profit from retail sales	1,041	2,444
Net revenue	42,153	73,326

EXPENSES
Advertising and promotion	126	96
Amortization and depreciation	5,741	7,462
Directors’ fees	3,000	27,300
Insurance	970	1,109
Interest and bank charges	2,117	2,308
Professional fees	41,138	41,849
Rent	16,226	18,359
Supplies	3,471	4,746
Telephone	481	420
Transfer agent and printing	5,922	1,720
Utilities	2,410	3,285
Wages	16,645	41,657
	98,247	150,311

NET LOSS FOR THE YEAR	$(56,094)	$(76,985)

Weighted average shares outstanding	9,300,000	9,300,000

Loss per share	$(0.01)	$(0.01)

Other Comprehensive Loss:
Net loss for the year	$(56,094)	$(76,985)
Foreign currency translation adjustment	3,938	(3,359)
	$(52,156)	$(80,344)

The accompanying notes are an integral part of these consolidated financial statements

LID HAIR STUDIOS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS       Statement 4
Expressed in US dollars

Cash Flows from (Used By):	May 31, 2009	May 31, 2008
OPERATING ACTIVITIES
Net loss for the year	$(56,094)	$(76,985)
Items not involving cash:
Amortization and depreciation	5,741	7,462
	(50,353)	(69,523)
Changes in non-cash working capital:
Prepaid expenses and deposits	(49)	7,386
Inventory	582	8
Accounts payable and accrued liabilities	8,404	(19,711)
	(41,416)	(81,840)

FINANCING ACTIVITY
Due to (from) shareholder	40,252	10,067

Foreign Currency Adjustment	(173)	61

Decrease in Cash	(1,337)	(71,712)
Cash – Beginning of year	6,917	78,629
CASH – END OF YEAR	$5,580	$6,917

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$-	$-
Income taxes paid	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Foreign currency translation adjustment included in property and equipment	$3,765	$3,298
Purchase of property and equipment funded by shareholder	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

LID HAIR STUDIOS INTERNATIONAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN UNITED STATES DOLLARS)
MAY 31, 2009 AND 2008

1.     SUMMARY OF SIGNFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.

Organization and Description of Business

Belford Enterprises, Inc. (the “Company”) was incorporated in the State of Nevada on April 20, 2005.  On August 15, 2005, the Company changed its name to Lid Hair Studios International, Inc. to reflect its business plan, which is to open a nationwide chain of hair salons.

On June 7, 2005, the Company incorporated a wholly-owned subsidiary, Belford Enterprises B.C. Ltd., in the Province of British Columbia, Canada. On June 18, 2005, the Company, through its subsidiary, purchased hair salon equipment and commenced operations in the hair salon and personal services business and provides related personal services including but not limited to hair cuts, permanents, styling, manicures, and pedicures.

Principles of Consolidation

The consolidated financial statements include the accounts of both Lid Hair Studios International, Inc. and Belford Enterprises B.C. Ltd. All inter-company accounts have been eliminated in the consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid debt instruments purchased with an initial maturity of three months or less.

Risks and Uncertainties

The Company's operations are subject to significant risks and uncertainties, including financial, operational and other risks associated with operating an emerging business, including the potential risk of business failure.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents.  At May 31, 2009, the Company had $4,957 (May 31, 2008: $3,780) of cash or cash equivalents which are not insured by agencies of the U.S. Government.

Since the Company's business is principally in one area, this concentration of operations results in an associated risk and uncertainty.

Inventory

Inventory is stated at the lower of cost or market. Cost includes all costs of purchase, cost of conversion and other costs incurred in bringing the inventory to its present location and condition, and is calculated using the weighted average method.

LID HAIR STUDIOS INTERNATIONAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN UNITED STATES DOLLARS)
MAY 31, 2009 AND 2008

1.     SUMMARY OF SIGNFICANT ACCOUNTING POLICIES - Continued

Foreign Currency Translations

The Company’s functional currency is the Canadian dollar. The Company’s reporting currency is the U.S. dollar.  All transactions initiated in other currencies are re-measured into the functional currency as follows:

Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date,
ii)      Non-monetary assets and liabilities, and equity at historical rates, and
iii)     Revenue and expense items at the average rate of exchange prevailing during the period.

Gains and losses on re-measurement are included in determining net income for the period.

Translation of balances from the functional currency into the reporting currency is conducted as follows:

Assets and liabilities at the rate of exchange in effect at the balance sheet date,
ii)      Equity at historical rates, and
iii)     Revenue and expense items at the average rate of exchange prevailing during the period.

Translation adjustments resulting from translation of balances from functional to reporting currency are accumulated as a separate component of shareholders’ equity as a component of comprehensive income or loss.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable or at least at the end of each reporting period. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, management measures fair value based on quoted market prices or based on discounted estimates of future cash flows.

Loss per Share

The Company computes net loss per common share using SFAS No. 128 "Earnings Per Share."  Basic loss per common share is computed based on the weighted average number of shares outstanding for the period. Diluted loss per share is computed by dividing net loss by the weighted average shares outstanding assuming all dilutive potential common shares were issued. There were no dilutive potential common shares at May 31, 2009. The Company has incurred a net loss and has no potentially dilutive common shares, therefore; basic and diluted loss per share is the same. Additionally, for the purposes of calculating diluted loss per share, there were no adjustments to net loss.

Advertising

The Company expenses the cost of advertising when incurred. Advertising expenses are included with marketing and promotion in selling, general and administrative expenses in the accompanying statements of operations.

LID HAIR STUDIOS INTERNATIONAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN UNITED STATES DOLLARS)
MAY 31, 2009 AND 2008

1.     SUMMARY OF SIGNFICANT ACCOUNTING POLICIES - Continued

Segment Reporting

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", changed the way public companies report information about segments of their business in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers.

The Company is currently operating in one geographical segment, being Canada.

Derivative Financial Instruments

The Company was not a party to any derivative financial instruments during the reported fiscal periods.

Stock-Based Compensation

The Company accounts for stock-based compensation issued to employees based on SFAS No. 123R “Share Based Payment”. SFAS No. 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”.

SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued.

As at May 31, 2009, the Company had no stock-based compensation plans nor had it granted options to employees.  No stock-based employee compensation cost is reflected in net loss, as no options had been granted.

Revenue Recognition

Revenues are recognized in accordance with SEC Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition." Under SAB 104, product revenues (or service revenues) are recognized when persuasive evidence of an arrangement exists, delivery has occurred (or service has been performed), the sales price is fixed and determinable and collectability is reasonably assured.

The Company's revenues are derived principally from hair styling fees, sales of hair products and other related charges. Revenue is recognized from services when performed and billed.

LID HAIR STUDIOS INTERNATIONAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN UNITED STATES DOLLARS)
MAY 31, 2009 AND 2008

1.     SUMMARY OF SIGNFICANT ACCOUNTING POLICIES - Continued

Use of Estimates

The preparation of the Company's financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Estimated Fair Value of Financial Instruments

The carrying values of cash, accounts payable, accrued liabilities, and due to shareholder reflected in the financial statements approximates their fair value due to the short-term maturity of the instruments.

Comprehensive Income (Loss)

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". SFAS 130 requires that the components and total amounts of comprehensive income be displayed in the financial statements beginning in 1998. Comprehensive income includes net income and all changes in equity during a period that arises from non-owner sources, such as foreign currency items and unrealized gains and losses on certain investments in equity securities.

Income Taxes

The Company records deferred taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The statement requires recognition of deferred tax assets and liabilities for temporary differences between the tax bases of assets and liabilities and the amounts at which they are carried in the financial statements, based upon the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Start-up Costs

The Company has adopted Statement of Position No. 98-5 ("SOP 98-5"), "Reporting the Costs of Start-Up Activities." SOP 98-5 requires that all non-governmental entities expense the cost of start-up activities, including organizational costs as those costs are incurred.

Other

The Company's fiscal year end is May 31.

The Company paid no dividends during the year presented.

The Company’s operating assets are principally located in Canada.

LID HAIR STUDIOS INTERNATIONAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN UNITED STATES DOLLARS)
MAY 31, 2009 AND 2008

2.     Basis of Presentation - Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of May 31, 2009, the Company had a working capital deficit and a stockholders’ deficit, and has recurring losses from operations which raises substantial doubt about the Company’s ability to continue as a going concern. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending May 31, 2010.

In response to these problems, management has taken the following actions:

●           The Company’s SB-2 Registration Statement has become effective, and
●           Management intends to raise additional funds through public or private placement offerings.

There is no assurance that the Company will be able to raise sufficient funds to complete its business plan.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.     Recent Accounting Pronouncements

There were various accounting standards and interpretations issued during 2009 and 2008, none of which are expected to have a material impact on the Company’s consolidated financial position, operations or cash flows.

4.     Capital Stock

a)	On May 11, 2005, the Company issued 5,000,000 common shares at $0.005 to its sole shareholder for $25,000. These shares were issued during the period ended May 31, 2005.

b)	On June 20, 2005, the Company issued 2,300,000 common shares at $0.005 per share to various shareholders for total cash consideration of $11,500.

c)	On July 31, 2006, the Company issued 2,000,000 common shares at $0.10 per share to various shareholders for total cash consideration of $200,000.

5.     Related Party Balances and Transactions

a)	As of May 31, 2009, the amount due to shareholder of $51,261 (May 31, 2008: $11,009) is uncollateralized, non-interest bearing and due on demand.

b)	During the year ended May 31, 2009, the Company paid a former director and officer of the Company $12,930 in wages and director’s fees (2008: $47,605).

LID HAIR STUDIOS INTERNATIONAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN UNITED STATES DOLLARS)
MAY 31, 2009 AND 2008

6.    Commitments

On July 4, 2005, the Company, through its wholly owned subsidiary, as the assignee, signed an agreement for the assignment of lease by tenant with landlord’s consent. The lease is personally guaranteed by the President of the Company.  The assigned lease was amended and renewed by the previous tenant on July 1, 2005 for an additional term of nine (9) years commencing on July 1, 2006 and ending on June 30, 2015.  The monthly rental payments from July 1, 2005 to June 30, 2015 are as follows:

Periods	Monthly Rental Payment
July 1, 2005 to June 30, 2006	$1,407
July 1, 2006 to June 30, 2009	$1,407
July 1, 2009 to June 30, 2015	$1,543

Future minimum lease payments are as follows:

Year ending May 31,	Future minimum lease payments
2010	$18,516
2011	$18,516
2012	$18,516
2013	$18,516
Thereafter	$38,575
$112,639

7.     Property and Equipment

The Company applies the following depreciation policies:

Leasehold improvements	9 years straight line
Furniture and equipment	20% declining balance over 5 years
Computer equipment	30% declining balance over 3 years

	May 31, 2009			May 31, 2008
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Leasehold improvements	$9,970	$3,876	$6,094	$10,970	$3,047	$7,923
Furniture and equipment	26,745	14,423	12,322	29,427	12,478	16,949
Computer equipment	2,291	1,621	670	2,521	1,469	1,052
	$39,006	$19,920	$19,086	$42,918	$16,994	$25,924

LID HAIR STUDIOS INTERNATIONAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN UNITED STATES DOLLARS)
MAY 31, 2009 AND 2008

8.     Lease Rights

On June 18, 2005, the Company entered into an Agreement of Purchase and Sale of Equipment to purchase furniture and equipment and obtain an assignment of lease for approximately $40,000 ($45,000 Canadian $).  According to FASB 141, the purchase price was allocated first to the fair market value of the fixed assets, and then to the intangible rights to the lease received. A total of $25,403 was allocated to furniture and equipment, and the balance of $14,375 to lease rights. The lease rights are being amortized over ten years through June 30, 2015, the remaining life of the lease. Amortization expense for the year ended May 31, 2009 was $1,483 (2008: $1,680). The net book value of the lease rights at May 31, 2009 was $9,487 (May 31, 2008: $12,155).

Estimated future amortization expense:

Year ending May 31,	Future estimated amortization expense
2010	$1,438
2011	$1,438
2012	$1,438
2013	$1,438
Thereafter	$3,735
$9,487

9.      Income Taxes

The Company is subject to foreign and domestic income taxes.  The Company has had no income, and therefore has paid no income tax.

Deferred income taxes arise from temporary timing differences in the recognition of income and expenses for financial reporting and tax purposes. The Company’s deferred tax assets consist entirely of the benefit from net operating loss (NOL) carryforwards. The net operating loss carry forwards expire in various years through 2029. The Company’s deferred tax assets are offset by a valuation allowance due to the uncertainty of the realization of the net operating loss carryforwards. Net operating loss carryforwards may be further limited by a change in company ownership and other provisions of the tax laws.

The Company’s deferred tax assets, valuation allowance, and change in valuation allowance are as follows:

	Estimated NOL Carry- Forward	NOL Expires	Estimated Tax Benefit from NOL	Valuation Allowance	Change in Valuation Allowance	Net Tax Benefit
May 31, 2008	219,751	Various	54,938	(54,938)	(19,247)	-
May 21, 2009	275,845	Various	68,961	(68,961)	(14,024)	-

Income taxes at the statutory rate are reconciled to the Company’s actual income taxes as follows:

Income tax benefit at statutory rate resulting from net operating loss carryforward	(25%)
Deferred income tax valuation allowance	25%
Actual tax rate	0%